FOR IMMEDIATE RELEASE

VISTACARE REPORTS FIRST QUARTER RESULTS

• Quarterly Net Patient Revenue up 28% from Q1 2003
• EPS of $0.22
• Agreement Signed with WebMD
• Company Provides Update on 2004 Outlook

SCOTTSDALE, AZ, May 6, 2004—VistaCare, Inc. (NASDAQ: VSTA), a leading provider of hospice services in the United States, today announced financial results for the quarter ended March 31, 2004. Net patient revenue for the quarter was $53.7 million, up 28 percent from $42.0 million in the first quarter of 2003. The company’s net income was $3.7 million, up 32 percent from $2.8 million reported in the first quarter of 2003 despite an increase in the effective tax rate for the quarter to 42 percent as compared to 12 percent for the first quarter of 2003. Net income per diluted share for the quarter was $0.22, a 29 percent increase over net income per diluted share of $0.17 for the first quarter of 2003.

Cash flow from operations was $9.0 million for the first quarter of 2004, compared with $1.3 million for the first quarter of 2003. Adjusted EBITDA, consisting of net income, excluding net interest, taxes, depreciation, amortization and stock-based compensation charges rose to $7.4 million for the first quarter, as compared to $4.5 million for the same period last year. EBITDA as a percentage of net patient revenue for the quarter rose to 13.8 percent up from 12.9 percent in the fourth quarter and 10.9 percent in the first quarter of 2003.

VistaCare’s average daily census (ADC) for the first quarter of 2004 was 5,144, compared with 4,125 for the first quarter of 2003 and 5,195 for the fourth quarter of 2003. VistaCare’s admissions for the quarter ended March 31, 2004 were 3,842 compared with 3,734 admissions for the first quarter of 2003 and 4,031 for the fourth quarter of 2003, and its average length of stay per patient was 108 days, compared with 84 days for the first quarter of 2003 and 104 days for the fourth quarter of 2003.

“During 2003, our company grew organic ADC by more than 34 percent over 2002, which we believe outpaced the overall industry,” said Richard Slager, Chairman, President and Chief Executive Officer of VistaCare. “During the first quarter, we experienced 25 percent organic ADC growth over the same quarter in 2003 and put in place several strategies to position us to achieve our long term goals for growth. The strategies include our hospital initiative, our major metropolitan area initiative, the development of strategic alliances that foster new patient referral sources, a significant expansion of the marketing staff and the reduction of our exposure to the Medicare per beneficiary cap. Most of these initiatives are expected to contribute to organic census growth in the latter part of the year and beyond. The expanded marketing staff initiative, however, was expected to develop at a more rapid pace than it did in the first quarter and provide a nearer-term contribution to organic census growth. This factor, combined with the strategic realignment of marketing priorities in those programs impacted by the Medicare per beneficiary cap, lead to a sequentially lower admissions rate in the first quarter that will impact our census growth for the next three quarters.

“We remain focused on the marketing staff recruitment efforts, and believe that we should reach the 135-level of marketing staff that we had hoped to reach during the first quarter by the end of May,” continued Mr. Slager. “In addition to the national marketing training program we conducted at the end of March, we have similar events scheduled for May and July. While these efforts are expected to provide strong contribution to the census growth, as similar staffing additions and training did in 2002 and 2003, we believe it will be at least two to three quarters before the new staff will be performing to the desired level of contribution.

“We plan to remain committed to developing our strategic initiatives that will augment these traditional approaches to census growth,” continued Mr. Slager. “As a result of our reputation for quality and our innovative approach to advancing the hospice benefit, we have been able to develop strategic alliances with multiple leading national organizations. These alliances are designed to promote the hospice benefit, demonstrate VistaCare’s quality difference, and contribute to census growth later this year, into 2005 and beyond. For example, we recently signed an agreement with WebMD to maximize consumer and physician awareness of hospice care through their highly utilized Internet healthcare portal. In addition, we recently announced our agreement to become the exclusive end-of-life care sponsor for GE Healthcare’s The Patient Channel, as well as a strategic alliance with the American Retirement Corporation (ARC).

“These corporate marketing initiatives support our growth plans in major metropolitan markets as well as our relationships with long-term care facilities, hospitals and other referral sources, allowing for a continued focus on organic census growth,” continued Mr. Slager. “Moreover, we remain positive regarding the overall growth potential of the hospice industry based on continued support from MedPac and Medicare policymakers in Washington.”

According to Mark Liebner, Chief Financial Officer, “Net income for the first quarter of 2004 included $384,000 from the reversal of an employee bonus reserve established in 2003 that the board determined would not be paid, and was partially offset by $218,000 in additional taxes due in certain states in 2003 based upon a change in the company’s assessment of the amounts due. We are executing our regional expansion strategy with the opening of a new program in Bloomington, Indiana and we have two others that are in the latter stages of regulatory approval. We continue to absorb the ongoing development expense of these new programs while improving our operating margin. Additionally, we continued to generate positive cash flow during the quarter, ending the period with approximately $56.1 million in cash and virtually no debt.

“Looking ahead”, Mr. Liebner said, “Based on the impact of the census growth circumstances described previously, we are updating our guidance for the balance of

2004. We expect net patient revenue for the entire year will increase by between 20 and 25 percent over 2003 based on our revised estimate of organic ADC growth of between 15 and 20 percent and assuming that Medicare and Medicaid hospice reimbursement rates increase and reimbursement practices continue in accordance with recent historical trends and an adjustment for potential Medicare per-beneficiary cap exposure of $3 million in 2004. Based on these growth assumptions and a 39 percent effective tax rate for the final nine months of 2004, our expectation is that earnings per diluted share will grow to between $0.93 and $0.98 for the full year 2004, which is approximately five percent lower than our previous guidance for the year. In addition, we reaffirm our goal to average 25 percent earnings per share growth over the long-term,” concluded Mr. Liebner.

Conference Call

VistaCare will host a conference call and webcast on Friday, May 7, 2004 at 11:30 a.m. Eastern Time to discuss VistaCare’s first quarter results and recent corporate developments. The dial in number for the conference call is 800-218-0204 for domestic participants and 303-262-2211 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion. The replay will remain available through 9:00 p.m. Eastern Time on Friday, May 14, 2004 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using passcode 577132#. To access the live webcast of the call, go to VistaCare’s website at www.vistacare.com and click on Investor Relations. An archived webcast will also be available on VistaCare’s website.

About VistaCare

VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.

This press release contains information about VistaCare’s adjusted EBITDA, which is not a measure derived in accordance with generally accepted accounting principles (GAAP), and which excludes components that are important to understanding VistaCare’s financial performance. VistaCare provides adjusted EBITDA to help investors and others evaluate its cash flows from operations, compare its operating performance with that of similar companies that have different capital structures and evaluate its ability to meet its future debt service, capital expenditures and working capital requirements. VistaCare’s adjusted EBITDA should not be considered in isolation or as a substitute for comparable measures calculated and presented in accordance with GAAP. A reconciliation of VistaCare’s net income and cash flows from operating, financing and investing activities to its adjusted EBITDA is presented in the tables following the text of this press release.

Forward-Looking Statements:

Certain statements contained in this press release and the accompanying tables, including statements with respect to VistaCare’s anticipated growth in net patient revenue, organic patient census and diluted earnings per share, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “anticipate,” “plan”, “expectations”, “goal” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause VistaCare’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other healthcare professionals, VistaCare’s dependence on patient referral sources, and other factors detailed under the caption “Factors that May Affect Future Results” or “Risk Factors” in VistaCare’s most recent report on form 10-Q or 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

Company Contact:	Investor Contacts:	Media Contact:

Mark Liebner Chief Financial Officer (480) 648-8778 ir@vistacare.com	Douglas Sherk , Jennifer Beugelmans EVC Group (415) 896-6820 dsherk@evcgroup.com	Sheryl Seapy EVC Group (415) 896-6820 sseapy@evcgroup.com

VISTACARE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$56,143	$47,193
Patient accounts receivable, net	20,561	24,266
Patient accounts receivable room & board, net	11,047	10,041
Deferred tax assets	5,255	5,488
Prepaid expenses and other current assets	2,238	3,679

Total current assets	95,244	90,667
Equipment, net	4,792	4,537
Goodwill, net of amortization	20,564	20,564
Other assets	6,409	6,453

Total assets	$127,009	$122,221

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$460	$338
Accrued expenses	29,480	30,321
Current portion of capital lease obligations	64	88

Total current liabilities	30,004	30,747
Deferred tax liabilty-noncurrent	3,321	3,398
Stockholders’ equity:
Class A Common Stock, $0.01 par value; authorized 33,000,000 shares; 16,153,235 and 15,967,281 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	161	159
Additional paid-in capital	105,003	103,253
Deferred compensation	(876)	(1,024)
Accumulated deficit	(10,604)	(14,312)

Total stockholders’ equity	93,684	88,076

Total liabilities and stockholders’ equity	$127,009	$122,221

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share information)

	Three Months Ended
	March 31,
	2004	2003
Net patient revenue	$53,649	$42,001
Operating expenses:
Patient care expenses	31,084	24,085
General and administrative expenses, exclusive of stock based compensation charges reported below	15,161	13,352
Depreciation and amortization	963	344
Stock based compensation	81	1,047

Total operating expenses	47,289	38,828
Operating income	6,360	3,173

Non-operating income (expenses)
Interest income	99	101
Interest expense	(30)	(48)
Other expense	(19)	(16)

Total non-operating income	50	37
Net income before income taxes	6,410	3,210
Income tax expense	2,702	386

Net income	$3,708	$2,824

Net income per common share:
Basic	$0.23	$0.18

Diluted	$0.22	$0.17

Weighted average shares outstanding:
Basic	16,056	15,500

Diluted	17,071	16,656

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2004	2003
Operating activities
Net income	$3,708	$2,824
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	963	344
Amortization of deferred compensation related to stock options	81	1,047
Deferred tax expense	156	—
Changes in operating assets and liabilities:
Patient accounts receivable	2,699	(2,560)
Prepaid expenses and other	2,098	(1,008)
Accounts payable and accrued expenses	(742)	700

Net cash provided by operating activities	8,963	1,347
Investing activities
Purchases of equipment	(950)	(425)
Increase in other assets	(223)	(735)

Net cash used in investing activities	(1,173)	(1,160)
Financing activities
Proceeds from issuance of common stock from options	1,160	220

Net cash provided by (used in) financing activities	1,160	220

Net increase in cash and cash equivalents	8,950	407
Cash and cash equivalents, beginning of period	47,193	39,104

Cash and cash equivalents, end of period	$56,143	$39,511

	Three Months Ended
	March 31,
	2004	2003
	(unaudited)
EBITDA
Net income	$3,708	$2,824
Plus:
Interest income	(99)	(101)
Interest expense	30	48
Taxes	2,702	386
Depreciation and amortization	963	344
Stock-based compensation charges	81	1,047

Adjusted EBITDA	$7,385	$4,548
Net cash provided by operating activities	$8,963	$1,347
Net cash used in investing activities	($1,173)	($1,160)
Net cash provided by financing activities	$1,160	$220